Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of noco-noco Inc. of our report dated February 10, 2023, with respect to our audits of the financial statements of noco-noco Ptd. Ltd. as of June 30, 2022 and 2021 and for the years ended June 30, 2022 and 2021 appearing in the Registration Statement on Form F-4 (File No. 333-271994) of PRIME NUMBER HOLDING LIMITED. We also consent to the reference to our firm under the heading “Statement by Experts” in such Shell Company Report.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, USA

September 1, 2023